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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                      (Amendment No. 1, Final Amendment)*


                        Microelectronic Packaging, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
                   ------------------------------------------
                         (Title of Class of Securities)


                                  594946 10 5
                   -----------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 594946 10 5                13G                   PAGE  2  OF 4  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Portal Investments, Inc.
     I.D. No. 86-0503751


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [  x   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Arizona

                    5    SOLE VOTING POWER

                                None



   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                   None
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                       None


                    8    SHARED DISPOSITIVE POWER

                                None


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            None


12   TYPE OF REPORTING PERSON

             CO


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Item 1.    (a).    Name of Issuer:

                   Microelectronic Packaging, Inc.

           (b).    Address of Issuer's Principal Executive Offices:

                   9350 Trade Place, San Diego, CA 92126



Item 2.    (a).    Name of Person Filing:

                   Portal Investments, Inc.


           (b).    Address of Principal Business Office or, if none, Residence:

                   6109 E. Bar Z Lane
                   Paradise Valley, AZ 85253

           (c).    Citizenship:

                   Arizona corporation


           (d).    Title of Class of Securities:

                   Common Stock, No Par Value

           (e).    CUSIP Number:

                   594946 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   Not applicable


Item 4.            Ownership.

           (a).    Amount Beneficially Owned:

                   None

           (b).    Percent of Class:

                   Zero percent

           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote;

                            None

                   (ii)     shared power to vote or to direct the vote;

                            None


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                (iii) sole power to dispose or to direct the disposition of;
                      None

                (iv)  shared power to dispose or to direct the disposition of;
                      None

Item 5.         Ownership of Five Percent or Less of a Class:

                The undersigned has ceased to be the beneficial owner of more than five percent of the common stock, no par value, of the Issuer.

Item 6.         Ownership of More than Five Percent on Behalf of Another
                Person:

                Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                Not applicable

Item 8.         Identification and Classification of Members of the Group:

                Not applicable

Item 9.         Notice of Dissolution of Group:

                Not applicable

Item 10.        Certification:

                By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                        PORTAL INVESTMENTS, INC.


                                        By: /s/ Levon Kasarjian, Jr.
                                           -------------------------------------
                                                        Signature

                                            Levon Kasarjian, Jr., Vice President
                                           -------------------------------------
                                                        Name/Title

Dated: December 4, 1996



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